Exhibit 99.1

Abeona Therapeutics Announces $35 Million Private Placement Financing

NEW YORK and CLEVELAND, Nov. 3, 2022 (GLOBE NEWSWIRE) — Abeona Therapeutics Inc. (Nasdaq: ABEO) announced today that it has entered into a securities purchase agreement to sell 7,065,946 shares of its common stock, and, in lieu of shares of common stock, pre-funded warrants exercisable for 543,933 shares of common stock, and accompanying warrants to purchase 7,609,879 shares of its common stock to a group of new and existing institutional investors in a private placement. The offering price for each share of common stock and accompanying warrant was $4.60, and the offering price for each pre-funded warrant and accompanying warrant was $4.59, which equals the offering price per share of the common stock and accompanying warrant, less the $0.01 per share exercise price of each pre-funded warrant. Each accompanying warrant will represent the right to purchase one share of the Company’s common stock at an exercise price of $4.75 per share of common stock. The pre-funded warrants and the accompanying warrants will be exercisable immediately, and will expire five years from the date of issuance. Gross proceeds of the private placement are expected to be approximately $35,000,000, before deducting placement agent fees and other expenses. The private placement is expected to close on November 7, 2022, subject to the satisfaction of customary closing conditions.

The private placement included participation from new and existing institutional investors including Adage Capital Management LP, Armistice Capital, Deerfield Management Company, L.P., EcoR1 Capital and Nantahala Capital as well as other specialist biotech investors.

Abeona intends to use the net proceeds from the proposed private placement for development, working capital and general corporate purposes. Abeona estimates that the net proceeds from the proposed private placement plus its existing financial resources are sufficient to fund operations into the third quarter of 2024.

Cantor Fitzgerald & Co. acted as sole placement agent on the transaction.

The securities being issued and sold in the private placement, including the shares of common stock underlying the warrants, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any states’ securities laws and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Abeona has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants issued in this private placement. Any offering of securities under a resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities of Abeona in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for serious diseases. Abeona’s lead clinical program is EB-101, an investigational autologous, engineered cell therapy for recessive dystrophic epidermolysis bullosa. On November 3, 2022, Abeona reported that the co-primary, secondary, and exploratory endpoints in its Phase 3 VIITAL™ clinical trial for EB-101 were met with a high degree of statistical significance. The Company’s development portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical need. Abeona’s novel, next-generation AAV capsids are being evaluated to improve tropism profiles for a variety of devastating diseases. Abeona’s fully integrated cell and gene therapy cGMP manufacturing facility produced EB-101 for the pivotal Phase 3 VIITAL™ study and is capable of clinical and potential commercial production of EB-101 and AAV-based gene therapies.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to, our ability to continue as a going concern; the timing and outcome of our Biologics License Application submission to the FDA for EB-101; continued interest in our rare disease portfolio; our ability to enroll patients in clinical trials; the outcome of any future meetings with the FDA or other regulatory agencies; the ability to achieve or obtain necessary regulatory approvals; the impact of changes in the financial markets and global economic conditions; risks associated with data analysis and reporting; and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor Relations and Media Contact:

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

ir@abeonatherapeutics.com